Exhibit 99

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $1.7 million compared to net income of $18.1 million for fourth quarter of 2013
●	Diluted earnings per common share of $0.30 compared to diluted earnings per common share of $3.93 in the fourth quarter of 2013
●	Income tax expense increased $15.8 million from fourth quarter of 2013 due to elimination of deferred tax asset valuation reserve at December 31, 2013
●	Provision for loan losses of ($2.2 million), up $0.8 million from fourth quarter of 2013

Annual Highlights

●	Net income of $7.4 million compared to net income of $26.7 million for 2013
●	Diluted earnings per common share of $1.23 compared to diluted earnings per common share of $5.71 for 2013
●	Income tax expense increased $19.3 million from 2013 due to elimination of deferred tax asset valuation reserve at December 31, 2013
●	Provision for loan losses of ($7.0 million), up $0.9 million from 2013
●	Non-performing assets of $14.0 million, down $10.4 million from December 31, 2013

Other:

●	Remaining $10 million of Preferred Stock to be redeemed on February 17, 2015

INCOME SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2014	2013	2014	2013
Net income	$1,678	18,096	$7,379	26,670
Net income available to common stockholders	1,385	17,574	5,669	24,602
Diluted earnings per common share	0.30	3.93	1.23	5.71
Return on average assets	1.13%	12.23%	1.21%	4.55%
Return on average common equity	8.74%	106.72%	9.12%	42.22%
Book value per common share	$14.77	13.49	$14.77	13.49%

ROCHESTER, MINNESOTA, January 27, 2015. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $577 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.7 million for the fourth quarter of 2014, a decrease of $16.4 million compared to net income of $18.1 million for the fourth quarter of 2013. Net income available to common shareholders was $1.4 million for the fourth quarter of 2014, a decrease of $16.2 million from the net income available to common shareholders of $17.6 million for the fourth quarter of 2013. Diluted earnings per common share for the fourth quarter of 2014 was $0.30, a decrease of $3.63 from the diluted earnings per common share of $3.93 for the fourth quarter of 2013. The decrease in net income in the fourth quarter of 2014 is due primarily to a $15.8 million increase in income tax expense as a result of eliminating the valuation reserve against the Company’s deferred tax asset in the fourth quarter of 2013. Net income also decreased $0.8 million as a result of a decrease in the credit provision for loan losses between the periods. These decreases in net income were partially offset by a $0.2 million decrease in non-interest expenses due primarily to a decrease in legal and other expenses associated with real estate owned.

President’s Statement

 “We are pleased to report positive net operating results for the fourth quarter of 2014,” said Brad Krehbiel, President of HMN. “We are also encouraged by the results of our ongoing efforts to improve the credit quality in our commercial loan portfolio and to recover amounts on loans that were previously charged off as evidenced by the credit loan loss provision. We intend to continue to focus our efforts on further reducing non-performing assets while, at the same time, improving the financial performance of our core banking operations.”

Fourth Quarter Results

Net Interest Income

Net interest income was $4.8 million for both the fourth quarter of 2014 and the fourth quarter of 2013. Interest income was $5.0 million for the fourth quarter of 2014, a decrease of $0.1 million, or 2.1%, from $5.1 million for the same period in 2013. Interest income decreased between the periods primarily because of a change in the mix of average interest-earning assets held and also because of a decrease in the average yields earned between the periods. While the average interest-earning assets decreased $8.4 million between the periods, the average interest-earning assets held in lower yielding cash and investment increased $7.3 million and the amount of average interest-earning assets held in higher yielding loans decreased $15.8 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments and non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentration, and managing net interest margin. The average yield earned on interest-earning assets was 3.61% for the fourth quarter of 2014, a decrease of 2 basis points from 3.63% for the fourth quarter of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during the fourth quarter of 2014.

Interest expense was $0.3 million for the fourth quarter of 2014, a decrease of $0.1 million, or 27.5%, compared to $0.4 million for the fourth quarter of 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average rate. While the average interest-bearing liabilities decreased $8.3 million between the periods, the amount held in higher rate certificates of deposit decreased $30.7 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $22.4 million between the periods. The decrease in certificates of deposit between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposit. The decreased average rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during the fourth quarter of 2014. The average interest rate paid on interest-bearing liabilities was 0.22% for the fourth quarter of 2014, a decrease of 8 basis points from the 0.30% average interest rate paid in the fourth quarter of 2013. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2014 was 3.42%, an increase of 5 basis points, compared to 3.37% for the fourth quarter of 2013.

Provision for Loan Losses

The provision for loan losses was ($2.2 million) for the fourth quarter of 2014, a decrease in the credit provision of $0.8 million, from ($3.0 million) for the fourth quarter of 2013. The credit provision for loan losses decreased primarily because there were fewer positive changes in the values of the underlying collateral supporting commercial real estate loans in the fourth quarter of 2014 when compared to the same period of 2013. The fewer positive changes in collateral values were partially offset by an increase in the amounts recovered in the fourth quarter of 2014 on previously charged off loans when compared to the fourth quarter of 2013. Total non-performing assets were $14.0 million at December 31, 2014, an increase of $0.2 million, or 1.3%, from $13.8 million at September 30, 2014. Non-performing loans increased $0.5 million and foreclosed and repossessed assets decreased $0.3 million during the fourth quarter of 2014. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2014 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed assets
September 30, 2014	$10,394	September 30, 2014	$3,445
Classified as non-performing	1,159	Transferred from non-performing loans	0
Charge offs	(56)	Real estate sold	(434)
Principal payments received	(389)	Net gain on sale of assets	98
Classified as accruing	(188)	Write downs and payments	(6)
Transferred to real estate owned	0	December 31, 2014	$3,103
December 31, 2014	$10,920

The increase in non-performing loans relates primarily to the additional loans being classified as non-performing during the fourth quarter of 2014. Of the $1.2 million in additional loans classified as non-performing during the quarter, $0.7 million related to two single family real estate loans.

A reconciliation of the allowance for loan losses for the fourth quarters of 2014 and 2013 is summarized as follows:

(Dollars in thousands)	2014	2013
Balance at September 30,	$7,923	$16,505
Provision	(2,221)	(3,031)
Charge offs:
Commercial real estate	0	(2,800)
Commercial business	0	(45)
Consumer	(56)	(9)
One-to-four family	0	0
Recoveries	2,686	781
Balance at December 31,	$8,332	$11,401

General allowance	$7,258	$7,623
Specific allowance	1,074	3,778
	$8,332	$11,401

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2013.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2014	2014	2013
Non-Performing Loans:
One-to-four family real estate	$1,564	$984	$1,602
Commercial real estate	8,750	8,730	14,549
Consumer	486	533	737
Commercial business	120	147	608
Total	10,920	10,394	17,496

Foreclosed and Repossessed Assets:
One-to-four family real estate	50	134	0
Commercial real estate	3,053	3,311	6,898
Total non-performing assets	$14,023	$13,839	$24,394
Total as a percentage of total assets	2.43%	2.33%	3.76%
Total non-performing loans	$10,920	$10,394	$17,496
Total as a percentage of total loans receivable, net	2.99%	2.84%	4.55%
Allowance for loan losses to non-performing loans	76.30%	76.23%	65.17%

Delinquency Data:
Delinquencies (1)
30+ days	$1,682	$2,334	$6,370
90+ days (2)	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.45%	0.62%	1.33%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2013.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at December 31, 2014	# of relationships	Principal Amount of Loans at September 30, 2014	# of relationships	Principal Amount of Loans at December 31, 2013
Developments/land	3	$8,750	3	$8,730	9	$14,549

Non-Interest Income and Expense

Non-interest income was $1.7 million for the fourth quarter of 2014, an increase of $0.1 million, or 3.2%, from $1.6 million for the same period in 2013. Gain on sales of loans increased $59,000 between the periods primarily because of an increase in single family loan originations and sales. Other income increased $60,000 primarily due to an increase in the sale of uninsured investment products. Mortgage servicing income increased $14,000 due to an increase in the number of commercial loans being serviced. Fees and service charges decreased $81,000 between the periods primarily because of a decrease in retail overdraft fees and other charges.

Non-interest expense was $5.8 million for the fourth quarter of 2014, a decrease of $0.2 million, or 2.6%, from $6.0 million for the same period of 2013. Other non-interest expense decreased $0.4 million between the periods primarily because of a decrease in expenses associated with loans and real estate owned due to an improvement in loan credit quality and a reduction in the amount of real estate owned. Compensation expense decreased $0.1 million between the periods primarily because of a decrease in employee pension benefit costs. Deposit insurance expense decreased $0.1 million because of a decrease in assets and insurance rates between the periods. These decreases in non-interest expense were partially offset by a decrease of $0.2 million in gains on real estate owned because there were fewer sales of real estate owned in the fourth quarter of 2014 when compared to the same period in 2013. Occupancy expense increased $0.2 million due primarily to an increase in non-capitalized software purchases between the periods.

Income tax expense was $1.2 million for the fourth quarter of 2014, an increase of $15.8 million from a $14.6 million income tax benefit for the same period in 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance until the fourth quarter of 2013. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated, which resulted in a $14.6 million income tax benefit. Regular income tax expense was recorded in the fourth quarter of 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $1.4 million for the fourth quarter of 2014, a decrease of $16.2 million from the $17.6 million net income available to common shareholders in the fourth quarter of 2013. Basic earnings per common share for the fourth quarter of 2014 was $0.34, a decrease of $4.03 from the basic earnings per common share of $4.37 for the fourth quarter of 2013. Diluted earnings per common share for the fourth quarter of 2014 was $0.30, a decrease of $3.63 from the diluted earnings per common share of $3.93 for the fourth quarter of 2013. The net income available to common shareholders and the basic and diluted earnings per common share decreased primarily because of the decrease in net income between the periods as a result of the elimination of the deferred tax asset valuation reserve in the fourth quarter of 2013. The difference between basic and diluted earnings per common share is related primarily to the dilution effect of the outstanding warrant held by the U.S. Treasury to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68.

On November 17, 2014, the Company paid a dividend of $22.50 per share on the Company’s Series A Fixed Rate Perpetual Preferred Stock (“Preferred Stock”). Also, on November 17, 2014, the Company redeemed 6,000 shares of the Preferred Stock on a pro rata basis from holders of record of Preferred Stock on October 7, 2014. Giving effect to the dividend paid on the same date, the redemption price per share was $1,000. Following the redemption, 10,000 shares of Preferred Stock remained outstanding. The Company did not pay any dividends on the Preferred Stock or redeem any shares of Preferred Stock in the fourth quarter of 2013.

On January 8, 2015, the Company announced that notice had been given to holders of record of the Company’s Preferred Stock of the redemption of all 10,000 shares of outstanding Preferred Stock. The effective date of the redemption will be February 17, 2015. After giving effect to a dividend of $22.50 per share on the Preferred Stock to be paid on the same date, the redemption price per share will be $1,000. The record date for the redemption and the dividend is January 6, 2015. The Preferred Stock was originally issued by HMN to the U.S. Treasury through the Capital Purchase Program established under the Troubled Asset Relief Program and is currently held by unaffiliated third party investors. The Preferred Stock redemption is being funded through a $10 million term loan that will be evidenced by a promissory note. The principal balance of the note will bear interest at a rate of 6.5% and will be payable in consecutive annual installments of $1 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend is being funded through internally available funds. HMN has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2014 was 1.13%, compared to 12.23% for the fourth quarter of 2013. Return on average equity (annualized) was 8.74% for the fourth quarter of 2014, compared to 106.72% for the same period of 2013. Book value per common share at December 31, 2014 was $14.77, compared to $13.49 at December 31, 2013.

Annual Results

Net Income

Net income was $7.4 million for 2014, a decrease of $19.3 million, from $26.7 million for 2013. Net income available to common shareholders was $5.7 million for the year ended December 31, 2014, a decrease of $18.9 million, from net income available to common shareholders of $24.6 million for 2013. Diluted earnings per common share for the year ended December 31, 2014 was $1.23, a decrease of $4.48 from $5.71 diluted earnings per common share for the year ended December 31, 2013. The decrease in net income in 2014 is due primarily to a $19.3 million increase in income tax expense between the periods as a result of eliminating the valuation reserve against the Company’s deferred tax asset in the fourth quarter of 2013 and recording regular income tax expense in 2014.

Net Interest Income

Net interest income was $19.4 million for 2014, a decrease of $0.3 million, or 1.5%, from $19.7 million for 2013. Interest income was $20.6 million for 2014, a decrease of $2.4 million, or 10.3%, from $23.0 million for 2013. Interest income decreased between the periods primarily because of a change in the mix of average interest-earning assets held and also because of a decrease in the average yields earned between the periods. While the average interest-earning assets increased $13.1 million between the periods, the average interest-earning assets held in lower yielding cash and investment increased $52.3 million and the amount of average interest-earning assets held in higher yielding loans decreased $39.2 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments and non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentration, and managing net interest margin. The average yield earned on interest-earning assets was 3.59% for the year ended December 31, 2014, a decrease of 50 basis points from 4.09% for the same period of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during 2014.

Interest expense was $1.2 million for the year ended December 31, 2014, a decrease of $2.1 million, or 63.2%, from $3.3 million for 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average rate. While the average interest-bearing liabilities increased $4.4 million between the periods, the amount held in higher rate certificates of deposit and Federal Home Loan Bank Advances decreased $70.2 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $74.6 million between the periods. The decrease in certificates of deposit between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposit. The decreased average rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during 2014. The average interest rate paid on interest-bearing liabilities was 0.23% for the year ended December 31, 2014, a decrease of 41 basis points from the 0.64% average interest rate paid in 2013. Net interest margin (net interest income divided by average interest earning assets) for the year ended December 31, 2014 was 3.38%, a decrease of 13 basis points, compared to 3.51% for 2013.

Provision for Loan Losses

The provision for loan losses was ($7.0 million) for the year ended December 31, 2014, a decrease in the credit provision of $0.9 million, from ($7.9 million) for the year ended December 31, 2013. The decrease in the size of the commercial loan portfolio, the continued improvement in the credit quality of the loan portfolio, and the recoveries received on previously charged off loans in 2014 and 2013 resulted in lower reserves being required in the allowance for loan losses. The reduction in the allowance for loan losses was the primary reason for the large credits in the provision for loan losses for 2014 and 2013. Total non-performing assets were $14.0 million at December 31, 2014, a decrease of $10.4 million, or 42.5%, from $24.4 million at December 31, 2013. Non-performing loans decreased $6.6 million and foreclosed and repossessed assets decreased $3.8 million during 2014. The non-performing loan and foreclosed and repossessed asset activity for 2014 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed asset activity
January 1, 2014	$17,496	January 1, 2014	$6,898
Classified as non-performing	5,153	Transferred from non-performing loans	114
Charge offs	(1,215)	Other foreclosures/repossessions	28
Principal payments received	(7,211)	Real estate sold	(4,891)
Classified as accruing	(3,189)	Net gain on sale of assets	1,449
Transferred to real estate owned	(114)	Write downs	(495)
December 31, 2014	$10,920	December 31, 2014	$3,103

The decrease in      non-performing loans during 2014 relates primarily to principal payments received. Of the $7.2 million in principal payments received during the period, $2.5 million was received on a residential development loan as settlement of the outstanding debt, $1.7 million related to the payoff of non-performing single family construction loans as a result of the houses being sold, $1.2 million related to the payoff of two non-performing one-to-four family loans that were refinanced with other financial institutions, $0.6 million related to additional principal payments received from various developers as a result of land or lot sales, and $0.7 million related to the payoff of non-performing commercial and commercial real estate loans.

A reconciliation of the allowance for loan losses for 2014 and 2013 is summarized as follows:

(in thousands)	2014	2013
Balance at January 1,	$11,401	$21,608
Provision	(6,998)	(7,881)
Charge offs:
Commercial	(56)	(651)
Commercial real estate	(936)	(3,711)
Consumer	(130)	(484)
Single family mortgage	(93)	(200)
Recoveries	5,144	2,720
Balance at December 31,	$8,332	$11,401

General allowance	$7,258	$7,623
Specific allowance	1,074	3,778
	$8,332	$11,401

Non-Interest Income and Expense

Non-interest income was $7.3 million for the year ended December 31, 2014, the same as for the year ended December 31, 2013. Gains on sales of loans decreased $0.3 million, or 13.0%, between the periods primarily because of a decrease in single family loan originations and sales. Fees and service charges decreased $0.1 million primarily because of a decrease in retail overdraft fees and other charges between the periods. Other non-interest income increased $0.3 million due to increases in the sale of non-insured investment products and rental income. Mortgage servicing fees increased $29,000 as a result of servicing more commercial loans.

Non-interest expense was $21.4 million for the year ended December 31, 2014, a decrease of $1.2 million, or 5.4%, from $22.6 million for the same period in 2013. Other non-interest expenses decreased $1.2 million between the periods primarily because of a decrease in legal and other costs associated with loans and real estate owned. Deposit insurance expense decreased $0.4 million because of a decrease in assets and insurance rates between the periods. Gains on real estate owned increased $0.4 million between the periods primarily because of the significant gain realized on a commercial real estate property that was sold in 2014. Data processing expense decreased $0.3 million due to a decrease in hardware and software depreciation expense between the periods. These decreases in non-interest expense were partially offset by a $0.7 million increase in compensation expense between the periods primarily because of an increase in salaries and pension benefit costs. Occupancy expense increased $0.4 million between the periods due to an increase in the purchase of non-capitalized items between the periods.

Income tax expense was $4.9 million for the year ended December 31, 2014, an increase of $19.3 million from $14.4 million income tax benefit for the same period in 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance until the fourth quarter of 2013. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated which resulted in a $14.4 million income tax benefit for 2013. Regular income tax expense was recorded in 2014.

 Net Income Available to Common Shareholders

Net income available to common shareholders was $5.7 million for the year ended December 31, 2014, a decrease of $18.9 million from the $24.6 million net income available to common shareholders for the year ended December 31, 2013. Basic earnings per common share for the year ended December 31, 2014 was $1.40, a decrease of $4.75 from the basic earnings per common share of $6.15 for the year ended December 31, 2013. Diluted earnings per common share for the year ended December 31, 2014 was $1.23, a decrease of $4.48 from the diluted earnings per common share of $5.71 for the year ended December 31, 2013. The net income available to common shareholders and the basic and diluted earnings per common share decreased primarily because of the decrease in net income between the periods as a result of the elimination of the deferred tax asset valuation reserve in the fourth quarter of 2013. The difference between basic and diluted earnings per common share is related primarily to the dilution effect of the outstanding warrant held by the U.S. Treasury to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68.

The Company paid the following dividends on, and effected the following redemptions of, its Preferred Stock during 2014:

Date	Dividend	Redemption
May 15, 2014	$201.71 per share	10,000 shares of Preferred Stock on a pro rata basis at $1,000 per share
August 15, 2014	$22.50 per share	None
November 17, 2014	$22.50 per share	6,000 shares of Preferred Stock on a pro rata basis at $1,000 per share

Following the redemption on November 17, 2014, 10,000 shares of Preferred Stock remained outstanding. The Company did not pay any dividends on the Preferred Stock or redeem any shares of Preferred Stock in 2013.

On January 8, 2015, the Company announced that notice had been given to holders of record of the Company’s Preferred Stock of the redemption of all 10,000 shares of outstanding Preferred Stock. The effective date of the redemption will be February 17, 2015. After giving effect to a dividend of $22.50 per share on the Preferred Stock to be paid on the same date, the redemption price per share will be $1,000. The record date for the redemption and the dividend is January 6, 2015. The Preferred Stock was originally issued by HMN to the U.S. Treasury through the Capital Purchase Program established under the Troubled Asset Relief Program and is currently held by unaffiliated third party investors. The Preferred Stock redemption is being funded through a $10 million term loan that will be evidenced by a promissory note. The principal balance of the note will bear interest at a rate of 6.5% and will be payable in consecutive annual installments of $1 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend is being funded through internally available funds. HMN has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

Return on Assets and Equity

Return on average assets (annualized) for 2014 was 1.21%, compared to 4.55% for 2013. Return on average equity (annualized) was 9.12% for 2014, compared to 42.22% for the same period of 2013. Book value per common share at December 31, 2014 was $14.77, compared to $13.49 at December 31, 2013.

Annual Meeting Announcement

HMN announced that its annual meeting will be held at the Rochester Golf and Country Club, located at 3100 West Country Club Road, Rochester, Minnesota on Tuesday, April 28, 2015, at 10:00 a.m. local time. The Company’s common stockholders at the close of business on March 2, 2015, the record date, will be entitled to vote at the annual meeting.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; two loan origination offices located in Wauwatosa, Wisconsin and in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends by HMN, including Preferred Stock dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; redemption of the outstanding Preferred Stock; the ability of HMN to repay the loan from Project Hawkeye, L.L.C.; the ability to remain well capitalized under revised capital rules; the expected impact of new Basel III and the Dodd Frank Act capital standards on the Bank’s and the Company’s capital positions; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Federal Reserve Bank (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$46,634	120,686
Securities available for sale:
Mortgage-backed and related securities (amortized cost $2,755 and $4,899)	2,909	5,213
Other marketable securities (amortized cost $135,772 and $103,788)	134,925	102,743
	137,834	107,956

Loans held for sale	2,076	1,502
Loans receivable, net	365,113	384,615
Accrued interest receivable	1,713	1,953
Real estate, net	3,103	6,898
Federal Home Loan Bank stock, at cost	777	784
Mortgage servicing rights, net	1,507	1,708
Premises and equipment, net	6,982	6,711
Prepaid expenses and other assets	1,157	698
Deferred tax asset, net	10,530	15,111
Total assets	$577,426	648,622

Liabilities and Stockholders’ Equity
Deposits	$496,750	553,930
Accrued interest payable	93	146
Customer escrows	788	614
Accrued expenses and other liabilities	3,782	8,257
Total liabilities	501,413	562,947
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 10,000 and 26,000	10,000	26,000
Common stock ($.01 par value):
Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,207	51,175
Retained earnings, subject to certain restrictions	77,805	72,211
Accumulated other comprehensive loss	(418)	(674)
Unearned employee stock ownership plan shares	(2,610)	(2,804)
Treasury stock, at cost 4,658,323 and 4,704,313 shares	(59,062)	(60,324)
Total stockholders’ equity	76,013	85,675
Total liabilities and stockholders’ equity	$577,426	648,622

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2014 2013		2014	2013
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$4,589	4,864	18,987	21,887
Securities available for sale:
Mortgage-backed and related	33	58	164	300
Other marketable	380	171	1,269	614
Cash equivalents	32	49	189	129
Other	1	2	4	53
Total interest income	5,035	5,144	20,613	22,983

Interest expense:
Deposits	274	378	1,211	1,804
Federal Home Loan Bank advances	0	0	0	1,485
Total interest expense	274	378	1,211	3,289
Net interest income	4,761	4,766	19,402	19,694
Provision for loan losses	(2,221)	(3,031)	(6,998)	(7,881)
Net interest income after provision for loan losses	6,982	7,797	26,400	27,575

Non-interest income:
Fees and service charges	831	912	3,458	3,513
Mortgage servicing fees	271	257	1,058	1,029
Gain on sales of loans	348	289	1,828	2,102
Other	230	170	940	668
Total non-interest income	1,680	1,628	7,284	7,312

Non-interest expense:
Compensation and benefits	3,388	3,492	13,332	12,680
Gains on real estate owned	(64)	(223)	(1,194)	(830)
Occupancy	1,037	795	3,691	3,338
Deposit insurance	107	188	435	868
Data processing	276	242	1,011	1,289
Other	1,073	1,479	4,128	5,278
Total non-interest expense	5,817	5,973	21,403	22,623
Income before income tax expense	2,845	3,452	12,281	12,264
Income tax (benefit) expense	1,167	(14,644)	4,902	(14,406)
Net income	1,678	18,096	7,379	26,670
Preferred stock dividends and discount	(293)	(522)	(1,710)	(2,068)
Net income available to common shareholders	$1,385	17,574	5,669	24,602
Other comprehensive income (loss), net of tax	(46)	420	256	(625)
Comprehensive income attributable to common shareholders	$1,339	17,994	5,925	23,977
Basic earnings per common share	$0.34	4.37	1.40	6.15
Diluted earnings per common share	$0.30	3.93	1.23	5.71

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended December 31, 2014 2013		Year Ended December 31, 2014 2013
(Dollars in thousands, except per share data)	2014	2013	2014	2013
I. OPERATING DATA:
Interest income	$5,035	5,144	20,613	22,983
Interest expense	274	378	1,211	3,289
Net interest income	4,761	4,766	19,402	19,694

II. AVERAGE BALANCES:
Assets (1)	591,047	586,875	610,501	586,396
Loans receivable, net	364,343	380,546	369,571	408,384
Mortgage-backed and related securities (1)	130,858	96,389	123,210	92,915
Interest-earning assets (1)	552,982	561,391	574,489	561,363
Interest-bearing liabilities	499,145	507,474	518,851	514,474
Equity (1)	76,186	67,270	80,904	63,171

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.13%	12.23%	1.21%	4.55%
Interest rate spread information:
Average during period	3.39	3.34	3.36	3.45
End of period	3.38	3.16	3.38	3.16
Net interest margin	3.42	3.37	3.38	3.51
Ratio of operating expense to average
total assets (annualized)	3.90	4.04	3.51	3.86
Return on average common equity (annualized)	8.74	106.72	9.12	42.22
Efficiency	89.47	93.42	80.00	83.77

	December 31,	December 31,
IV. ASSET QUALITY:	2014	2013
Total non-performing assets	$14,023	24,394
Non-performing assets to total assets	2.43%	3.76%
Non-performing loans to total loans receivable, net	2.99%	4.55%
Allowance for loan losses	$8,332	11,401
Allowance for loan losses to total assets	1.44	1.76%
Allowance for loan losses to total loans receivable, net	2.28	2.96
Allowance for loan losses to non-performing loans	76.30	65.17

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$14.77	13.49

	Year Ended	Year Ended
VI. CAPITAL RATIOS:	Dec 31, 2014	Dec 31, 2013
Stockholders’ equity to total assets, at end of period	13.16%	13.21%
Average stockholders’ equity to average assets (1)	13.25	10.77
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.72	109.11
Home Federal Savings Bank regulatory capital ratios:
Tier 1 or core capital	11.76%	12.22%
Risk-based capital	18.47%	20.78%

	December 31,	December 31,
	2014	2013
VII. EMPLOYEE DATA:
Number of full time equivalent employees	181	185
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.